EXHIBIT 10.21

NCR DIRECTORS COMPENSATION PROGRAM

2004 SUMMARY

The Committee on Directors and Governance (the “Committee) of the Board of Directors (“Board”) of NCR Corporation (“NCR” or the “Company”) adopted the NCR Director Compensation Program (the “Program”) on April 29, 2003, a copy of which is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the “Report”), pursuant to its authority under the NCR Management Stock Plan. On an annual basis, the Committee determines the compensation of the members of NCR’s Board of Directors (the “Directors”) within the parameters of the Program. The Committee has established the following compensation program for the Directors:

Annual Retainer

Each non-employee Director will receive a retainer of $40,000 for the fiscal year beginning on the date of each annual stockholders’ meeting, and ending on the day before the next following such meeting, payable in 25% increments on June 30, September 30, December 31, and March 31, provided the individual is serving as a Director on those dates. If not, the remaining amount of the retainer is forfeited. The retainer for a non-employee Chairman of the Board is $225,000.

Committee chairs receive an additional annual retainer of $5,000, except that the Chair of the Audit Committee receives an annual additional retainer of $12,000. Non-employee Directors receive a meeting fee of $1,500 for each regular Board or committee meeting attended and each special Board meeting attended. If a committee holds a special meeting, the committee chair will determine if the meeting is subject to the meeting fee. In 2004, meeting fees were paid for all special committee meetings.

Prior to the annual stockholders’ meeting, a Director may elect to receive all or a portion of the retainer in NCR common stock instead of cash. The Director may also elect to defer receipt of the stock until either (a) termination as a Director, (b) the date 5 or 10 years from the first day of the fiscal year for which it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a Director.

Stock units accounts are maintained for deferred stock payments, with dividend reinvestment. Deferred stock payments may be paid in cash or in stock. An individual who terminates as a Director prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred stock account.

Initial Stock Grant

Each non-employee Director upon first election to the Board will receive an initial stock grant of NCR common stock with a value that equal to the then-current annual retainer fee based on competitive analogs. The stock may be received immediately, or the Director can elect before taking office to defer receipt for the same time periods available for deferral of the annual retainer. If deferred, a stock unit account is maintained, with dividend reinvestment. Payment is made only in NCR common stock.

Annual Option Grant

On the date of the annual stockholders’ meeting, each Director will be granted options for a number of shares of NCR common stock as determined by the Committee in its discretion, based on review of competitive data. The options are fully vested on grant and are exercisable for ten years. If granted, the stock is free of restrictions. Eligible Directors may elect to defer receipt of this stock in the same manner available for deferring their annual retainers.